Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mark H. Burroughs
(732) 542-2800
December 24, 2008
NASDAQ Symbol: OSTE
OSTEOTECH TAKES PRECAUTIONARY MEASURE
Temporarily suspends shipments of Bulgarian Tissue to resolve record-keeping deficiencies noted in French authority inspection of Bulgarian operation
Osteotech, Inc. (NASDAQ: OSTE) announced today that, during an inspection of donor recovery sites in Bulgaria by the French regulatory agency Afssaps in November 2008, deficiencies were identified in the maintenance of records related to six donors. As a precautionary measure, Osteotech has temporarily suspended the distribution of allograft tissue grafts processed from tissue recovered by its subsidiary, TB OsteoCentre Bulgaria EAD (“OCBG”). In addition, in cooperation with Afssaps, Osteotech has recalled 37 unused OCBG related tissue grafts previously distributed in France.
These actions are not due to product contamination, or to any deficiencies with the tissue grafts. OCBG related allograft tissue grafts are not distributed in the United States.
“The temporary suspension and recall are not associated with any reported contamination, tissue graft performance, or the processing of the OCBG tissue,” stated Greg Cannedy, Osteotech’s Vice President of Regulatory Affairs. “We received the Afssaps inspection report and findings on December 23, 2008. The deficiencies noted in the report relate to the maintenance of donor records. OCBG’s operations are inspected regularly by the European Commission task force, most recently in February 2008, with no findings. Our goal as a company is to work with the European Commission agencies to ensure that OCBG and its Bulgarian procurement partners are in compliance with any interpretations of the applicable documentation requirements. We are confident that we have the appropriate quality systems in place at OCBG, and we are cooperating fully to address the deficiencies noted in the report. After reviewing the report, we believe all cited deficiencies can be corrected.”
Sam Owusu-Akyaw, Osteotech’s President and Chief Executive Officer, commented, “Osteotech’s safety record for its allograft tissue grafts is second to none. We have distributed over four million tissue grafts throughout the world without a confirmed case of disease transmission. We take all matters like this situation seriously, and the action for temporary suspension is in line with our company mission, and that is, our first line of action will always be to protect the public while we resolve the details.”
Osteotech further stated that it has sufficient tissue graft inventory from non-OCBG sources to support its distributors. Osteotech plans to work with its distributors in other foreign countries to replace any unused OCBG related tissue grafts with tissue grafts from other non-OCBG sources. The company is still assessing the impact the suspension, recall and replacement program will have on its fourth quarter operating results.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing OsteoBiologic solutions for regenerative medicine to support surgeons and their patients in the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech or this press release, please go to Osteotech’s website at www.osteotech.com.
Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company’s ability to develop and introduce new products, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the continued acceptance and growth of current products and services, the impact of competitive products and services, continued compliance with governmental and industry regulations, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. All information in this press release is as of December 24, 2008 and the Company does not intend to update this information.
# # #